UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

UPBOUND GROUP, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Voting Reminder for 2024 Annual Shareholders Meeting

TO:	Select Coworkers

FROM:	Bryan Pechersky, EVP – General Counsel

DATE:	May 16, 2024

We are holding our 2024 Annual Meeting of Shareholders on Tuesday, June 4, and we recognize many of you are shareholders in addition to being coworkers of Upbound Group. If you held Upbound shares as of April 9, 2024 (the record date), you should have received our proxy materials in the mail or electronically with information about how to vote your shares.

The email you may have received regarding our 2024 Annual Meeting contains a “Vote Now” or similar button, which directs you to a landing page where you can vote your shares (please check your “spam” or “junk” folder if you did not receive it). If you have not yet received an electronic communication and instead receive paper copies, you should soon receive the proxy materials if you have not already, which will include instructions about how to vote your shares. You may submit your proxy to vote by internet, phone or mail.

We have a number of important proposals being voted on this year. Upbound’s board of directors recommends you vote your shares “FOR” the election of each of the director nominees, and “FOR” each of the other proposals that have been submitted for a shareholder vote. Not voting is the same as voting against many of the proposals.

Please refer to our proxy statement for more details regarding the nominees and proposals, or reach out to me. As an Upbound Group, Inc., shareholder, your vote is very important. We encourage you to read the proxy statement and submit your proxy to vote your shares as soon as possible.

We thank all of you for your continued support of Upbound.

Note: If you require any assistance in voting your shares, please contact John Ferguson (jferguson@saratogaproxy.com) or Ann Marie Mellone (amellone@saratogaproxy.com) from Saratoga Proxy Consulting, our proxy solicitor. Saratoga can also be reached at (212) 257-1311 or (888) 368-0379.